EMPLOYMENT AGREEMENT

This Employment Agreement, effective as of January 3, 2001 (the "Agreement"), is entered into by and between LEXON,INC., an Oklahoma corporation (the "Company"), the principal offices of which are located at 8908 South Yale Avenue, Suite 409, Tulsa, Oklahoma, 74137, and RHONDA VINCENT ("Vincent"). In consideration of the mutual covenants and conditions contained in this Agreement, the parties agree to the following:

                                    ARTICLE 1
                             DUTIES AND COMPENSATION

1.01. Term of Employment and Duties. The Company and Vincent agree that for the period commencing on January 3, 2001, and terminating on January 3, 2002 (the "Termination Date"), the Company shall employ Vincent and Vincent shall perform duties ("duties") for the Company as Financial Reporting Manager and shall report to the Company's President.

1.02. Commitment to the Company. During the term of this Agreement, Vincent shall devote such working time, attention and energies to the business of the Company, as is necessary or appropriate for the performance of her duties as Financial Reporting Manager. However, this commitment shall not be construed as preventing Vincent from participating in other businesses or from investing Vincent's personal assets in such form or manner as may require occasional or incidental time on the part of Vincent in the management, conservation and protection of such investments and provided that such investments or business cannot be construed as being competitive or in conflict with the business of the Company.

1.03. Renewal of Term. Upon each Termination Date this Agreement shall renew and continue in effect for an additional two-year period, and each successive Termination Date shall thereafter be designated as the "Termination Date" for all purposes under this Agreement.

1.04. (a) Compensation. Vincent shall receive a salary of $100,000.00 per year, payable in 24 semi-monthly installments. Each January the President shall review Vincent's salary and shall make such increases in salary as he considers appropriate. Vincent's salary during the term of this Agreement shall never be less than $100,000.00 per year. Effective at the beginning of each calendar year Vincent shall be entitled to at least an increase in salary that is equal to the percentage increase in the Consumer Price Index during the previous calendar year.

         (b) Bonus. During the term of this Agreement Vincent shall be entitled to participate in all bonuses as the President, in its sole discretion, shall determine.

         (c) Fringe Benefits. During the term of this Agreement the Company shall provide to Vincent each of the following: (i) all reasonable and customary executive "fringe benefits," including, but not limited to, participation in pension plans, profit-sharing plans, employee stock ownership plans, stock option plans (whether statutory or not), stock appreciation rights plans, hospitalization insurance, medical insurance, dental insurance, disability insurance, life insurance, and such other benefits that are granted to or provided for executives now in the employ of the Company or that may be granted to or provided for them during the term of Vincent's employment under this Agreement; and
         (ii) paid vacation and sick leave, as determined by the President.

         (d) Reimbursement of Expenses. (i) During the term of this Agreement the Company shall pay directly or reimburse Vincent for all reasonable and necessary travel, entertainment, or other

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          related  expenses  incurred  by her in  carrying  on  her  duties  and responsibilities under this Agreement. In addition, the Company shall furnish Vincent with a cellular telephone and suitable office space and facilities for the performance of her duties. (ii) During the term of this Agreement the Company shall pay for Vincent's membership dues in professional organizations and for any seminars and conferences related to Company business.

1.05 (a) Indemnification. Vincent shall be indemnified by the Company for all legal expenses and all liabilities incurred in connection with any proceeding involving her by reason of her being or having been an officer, director, employee, or agent of the Company to the fullest extent permitted by the laws of the State of Oklahoma.

         (b) Payment of Expenses. In the event of any action, proceeding or claim against Vincent arising out of her serving or having served in a capacity specified in Section 1.01 above, which in Vincent's sole judgment requires her to retain counsel (such choice of counsel to be made by Vincent with the prior consent of the Company, which may not unreasonably withhold its consent) or otherwise expend her personal funds for her defense in connection therewith, the Company shall pay for or reimburse Vincent for all reasonable attorney's fees and expenses and other costs associated with Vincent's defense of such action as such fees and costs are incurred.


                                   ARTICLE II
                            TERMINATION OF EMPLOYMENT

2.01. Termination Procedure. Either party to this Agreement may terminate Vincent's employment under this Agreement by giving the other party written notice of the intent to terminate at least thirty days prior to the proposed termination date except as set out in section 2.02. A decision by the Company to terminate Vincent's employment under this Agreement shall require an affirmative vote of more than 66-2/3% of the Board except as set out in Section 2.02.

2.02. Death. This Agreement shall terminate on the date of Vincent's death. If this Agreement is terminated as a result of Vincent's death, the Company shall pay to Vincent's estate, not later than the 30th day following her death, a lump sum severance payment consisting of (1) Vincent's salary and accrued salary through the date of her death, (2) all amounts Vincent would have been entitled to upon termination of her employment under the Company's employee benefit plans and (3) a pro rata amount of bonus Vincent was eligible to receive under any Company bonus plan.

2.03. Disability. The Company shall have the right to terminate this Agreement if Vincent incurs a permanent disability during the term of her employment under this Agreement. For purposes of this Agreement, "Permanent Disability" shall mean inability of Vincent to perform the services required hereunder due to physical or mental disability which continues for either (i) a total of 180 working days during any 12-month period or (ii) 150 consecutive working days. In the event that either party disputes whether Vincent has a permanent disability, such dispute shall be submitted to a physician mutually agreed upon by Vincent or her legal guardian and the Company. If the parties are unable to agree on a mutually satisfactory physician, each shall select a reputable physician, who, together, shall in turn select a third physician whose determination of Vincent's ability to perform her job duties shall be conclusive and binding to the parties. Evidence of such disability shall be conclusive notwithstanding that a disability policy or clause in an insurance policy covering Vincent shall contain a different definition of "permanent disability." If Vincent's employment under this Agreement is terminated by the Company because she has a permanent disability, the Company shall pay Vincent, not later than the 30th day following the date of termination, a lump sum severance payment consisting of (1) Vincent's salary through the

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          date of her  termination,  (2) all amounts Vincent is entitled to upon termination of employment under the Company's  employee benefit plans,
          (3) Vincent's undiscounted salary through the Termination Date, or if greater for a period of 24 months, and (4) a pro rata amount of bonus she is eligible to receive under any Company bonus program.

2.04. Termination With Cause. The Company shall have the right to terminate this Agreement for cause. For purposes of this Agreement, "for cause" shall exclusively be defined to mean (a) conviction of a felony which is materially detrimental to the Company, (b) proof beyond a reasonable doubt of the gross negligence or willful misconduct which is materially detrimental to the Company, or (c) proof beyond a reasonable doubt of a breach of a fiduciary duty which is materially detrimental to the Company. If the Company terminates Vincent's employment "for cause" the Company shall pay Vincent, not later than the 30th day following the date of termination, a lump sum severance payment consisting of (1) Vincent's salary and accrued salary through the date of her termination and (2) all amounts Vincent is entitled to upon termination of employment under the Company's employee benefits plans.

2.05. Termination Without Cause. If the Company terminates Vincent's employment for any reason other than for cause as that term is defined in section 2.04, the Company shall pay Vincent, not later than the 30th day following the date of termination, a lump sum severance payment consisting of (1) Vincent's salary and accrued salary through the date of her termination, (2) all amounts Vincent is entitled to upon termination of employment under the Company's employee benefits plans,
         (3) Vincent's undiscounted salary through the Termination Date, or if greater for a period of 24 months, and (4) a pro rata amount of bonus she is eligible to receive under any Company bonus program.

2.06. Resignation. If Vincent resigns from her employment under this Agreement other than for a reason of change of control as defined in section 2.07, the Company shall pay Vincent, not later than the 30th day following the effective date of her resignation, a lump sum severance payment consisting of (1) Vincent's salary and accrued salary through the date of her termination, (2) all amounts Vincent is entitled to upon termination of employment under the Company's employee benefit plans, (3) Vincent's undiscounted salary for a period of 90 days after her resignation and (4) a pro rata amount of bonus she is eligible to receive under any Company bonus program.

2.07. Change of Control. Vincent shall have the right to resign from her employment under this Agreement if there is a change of control. For purposes of this Agreement a Change of Control shall be deemed to have occurred if any of the following occur: (i) at any time during any period of 12 consecutive months, at least a majority of the directors serving on the Board ceases to consist of individuals who have served continuously on such Board since the beginning of such 12 month period, unless the election of directors during such period, or nomination for election by the shareholders of the Company, was approved by a vote of at least two-thirds of the members of such Board at such time still in office and who shall have served continuously on such Board since the beginning of such 12-month period by reason of death or disability; or (ii) a merger or consolidation occurs to which the Company is a party unless following such merger or consolidation
          (A) more than 50% of the then outstanding shares of voting capital stock of the corporation surviving such merger or resulting from such consolidation is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the outstanding voting capital stock of the
          Company immediately prior to such merger or consolidation in substantially the same proportions as their ownership, immediately prior to such merger or consolidation, of the outstanding voting capital stock of the Company, and (B) at least a majority of the members of the Board surviving such merger or resulting from such consolidation were members of the Board immediately prior to such merger

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          or consolidation;  or (iii) the sale of all, or substantially  all, of the assets of the Company; or (iv) a person or entity who is not an owner of voting capital stock of the Company as of the date of this Agreement acquires more than 50% of the voting capital stock of the Company. Notwithstanding the foregoing, however, a Change of Control shall not be deemed to have occurred upon the consummation of an Initial Public Offering of the capital stock of the Company. If Vincent exercises her right to terminate her employment following a Change of Control, she shall receive, not later than the 30th day following the date of termination, a lump sum severance payment
          consisting   of  (1)  Vincent's   salary   through  the  date  of  her
          termination, (2) all amounts Vincent is entitled to upon termination of employment under the Company's employee benefits plans, (3) Vincent's undiscounted salary through the Termination Date, or if greater for a period of 24 months, and (4) a pro rata amount of bonus she is eligible to receive under any Company bonus program.

2.08. Mitigation. Vincent shall have no obligation to mitigate any damages or payments made to her under Article II of this Agreement.

2.09. Excess Parachute Payments. In the event that payment of the amounts this Agreement requires the Company to pay Vincent would cause Vincent to be the recipient of an excess parachute payment (within the meaning of Section 280G(b) of the Internal Revenue Code of 1986), the amount of the payments to be made to Vincent pursuant to this Agreement shall be reduced to an amount equal to one dollar less than the amount that would cause the payments hereunder to be excess parachute payments. The manner in which such reduction occurs, including the items of payment and amounts thereof to be reduced, shall be agreed to by Vincent and the Company.


                                   ARTICLE III
                    RESTRICTIONS DURING AND AFTER EMPLOYMENT

3.01. Company Records and Documents. All Company-related records and documents are considered to be the exclusive property of the Company. Upon the termination of Vincent's employment by the Company for any reason, she shall promptly return to the Company all such records and documents in her possession or under her control. Vincent shall have the right to retain copies of Company records and documents that she believes are reasonably necessary for her to retain to be able to exercise her rights under the Indemnification Provisions of this Agreement.


                                   ARTICLE IV
                                  MISCELLANEOUS

4.01. Notice. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by certified mail by the Company to the residence of Vincent, or by Vincent to the Company's principal office.

4.02. Further Assurances. Each party agrees to perform any further acts and to execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Agreement.

4.03. Severability. In the event that any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions or portions thereof, shall not be affected thereby.

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4.04.     Construction.  Whenever used herein, the singular number shall include the plural, and the plural number shall include the singular.

4.05. Headings. The headings contained in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning of any of the provisions contained herein.

4.06. Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

4.07. Governing Law. This Agreement has been executed in and shall be governed by the laws of the State of Oklahoma.

4.08. Inurement. Subject to the restrictions against transfer or assignment as herein contained, the provisions of this Agreement shall inure to the benefit of, and shall be binding on, the assigns, successors in interest, personal representatives, estates, heirs and legatees of each of the parties hereto.

4.09. Waivers. No waiver of any provision or condition of this Agreement shall be valid unless executed in writing and signed by the party to be bound thereby, and then only to the extend specified in such waiver. No waiver of any provision or condition of this Agreement shall be construed as a waiver of any other provision or condition of this Agreement, and no present waiver of any provision or condition of this Agreement shall be construed as a future waiver of such provision or condition.

4.10. Amendment. This Agreement may be amended only by a written document signed by the parties and stating that the document is intended to amend this Agreement.

4.11. Disputes. In any dispute or proceeding to construe this Agreement, the parties expressly consent to the exclusive jurisdiction of state and federal courts in Tulsa County, Oklahoma, the principal place of business for Lexon. The prevailing party in any suit brought to interpret this Agreement shall be entitled to recover reasonable attorney's fees and expenses in addition to any other relief to which it is entitled.

4.12. Payment of Vincent's Attorney's Fees and Expenses in Advance in Connection with this Agreement. If the Company brings a suit against
         Vincent in connection with this Agreement or if Vincent brings suit against the Company in connection with this Agreement, the Company shall pay Vincent's reasonable attorney's fees and expenses as incurred. If a determination is made in a court of competent jurisdiction in favor of the Company, then the Company shall be entitled to be reimbursed by Vincent for her attorney's fees and expenses which were paid by the Company.

4.13. Execution. Each party to this Agreement hereby represents and warrants to the other party that such party has full power and capacity to execute, deliver and perform this Agreement.


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IN WITNESS  WHEREOF,  the parties to this Agreement have executed this Agreement effective this 3rd day of January, 2001.

RHONDA VINCENT                         LEXON, INC.

/s/ RHONDA VINCENT                      /s/ GIFFORD MABIE
----------------------------------     ----------------------------------------
RHONDA VINCENT, an Individual          By:  Gifford M. Mabie
                                       President and Chief Executive Officer

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